Exhibit 99.1

CERTAIN LITIGATION MATTERS

As described in Item 3. Legal Proceedings in the Annual Report on Form 10-K, to which this Exhibit 99.1 is attached (“Item 3”) and in Note 18. Contingencies to Altria Group, Inc.’s (“Altria”) consolidated financial statements in Item 8 of such Annual Report on Form 10-K (“Note 18”), there are legal proceedings covering a wide range of matters pending or threatened in various United States and foreign jurisdictions against Altria and certain of our subsidiaries, including Philip Morris USA Inc. (“PM USA”), as well as our indemnitees. Various types of claims may be raised in these proceedings, including product liability, unfair trade practices, antitrust, tax liability, contraband shipments, patent infringement, employment matters, environmental matters, claims alleging violation of the Racketeer Influenced and Corrupt Organizations Act, claims for contribution and claims of competitors, shareholders or distributors. Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, (iv) class action suits alleging that the use of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law fraud or statutory fraud, unjust enrichment, breach of warranty, or violations of the Racketeer Influenced and Corrupt Organizations Act, (v) class action suits involving e-vapor products and (vi) international cases. The following lists certain of the pending claims against Altria and PM USA included in these and other categories.

SMOKING AND HEALTH LITIGATION
The following lists the consolidated individual smoking and health cases as well as smoking and health class actions pending against PM USA and, in some cases, Altria and/or its other subsidiaries and affiliates, as of February 23, 2026. See International Cases below for a list of smoking and health class actions pending in Canada.
Domestic Class Actions
Engle, et al. v. R.J. Reynolds Tobacco Co., et al., Circuit Court, Eleventh Judicial Circuit, Dade County, Florida, filed May 5, 1994. See Note 18 for a discussion of this case (which has concluded) and the Engle progeny litigation.
Young, et al. v. The American Tobacco Company, et al., Civil District Court, Orleans Parish, Louisiana, filed November 12, 1997.
HEALTH CARE COST RECOVERY LITIGATION
See International Cases below for a list of international health care cost recovery actions.
“LIGHTS/ULTRA LIGHTS” CASES
The following lists the “Lights/Ultra Lights” class actions pending against Altria and/or its various subsidiaries and others as of February 23, 2026.
Moore, et al. v. Philip Morris Incorporated, et al., Circuit Court, Marshall County, West Virginia, filed September 17, 2001.
Virden v. Altria Group, Inc., et al., Circuit Court, Hancock County, West Virginia, filed March 28, 2003.
ANTITRUST LITIGATION
In Re JUUL Labs, Inc. Antitrust Litigation, United States District Court, Northern District of California, filed April 7, 2020.
See Note 18 for a discussion of this case.
INTERNATIONAL CASES
The following lists cases pending against Altria and/or its subsidiaries in foreign jurisdictions as of February 23, 2026.
Canada
O’Donnell, et. al. v. JUUL Labs, Canada, Ltd., et al., Ontario, Ontario Superior Court, filed April 17, 2020. E-vapor class action.

Salvatore, et al. v. JUUL Labs Canada, Ltd., et al., Quebec, District of Montreal Superior Court, filed June 12, 2019. E-vapor class action.
Stephens, et al. v. JUUL Labs, Inc., et al., British Columbia, Canada Supreme Court, filed October 1, 2019. E-vapor class action.
Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001. Health care cost recovery action.
Her Majesty the Queen in Right of the Province of New Brunswick v. Rothmans, Inc., et al., Court of Queen’s Bench of New Brunswick Judicial District of Fredericton, Canada, filed March 13, 2008. Health care cost recovery action.
Dorion v. Canadian Tobacco Manufacturers’ Council, et al., Court of Queen’s Bench of Alberta, Judicial District of Calgary, Canada, filed on or about June 17, 2009. Smoking and health class action.
Semple v. Canadian Tobacco Manufacturers’ Council, et al., Supreme Court of Nova Scotia, Canada, filed on or about June 18, 2009. Smoking and health class action.
Kunka v. Canadian Tobacco Manufacturers’ Council, et al., Court of Queen’s Bench of Manitoba, Winnipeg Judicial Centre, Canada, filed on an unknown date in June 2009. Smoking and health class action.
Adams v. Canadian Tobacco Manufacturers’ Council, et al., Court of Queen’s Bench for Saskatchewan, Judicial Centre of Regina, Canada, filed on or about July 10, 2009. Smoking and health class action.
Her Majesty the Queen in Right of Ontario v. Rothmans Inc., et al., Superior Court of Justice of Ontario, Canada, filed on or about September 30, 2009. Health care cost recovery action.
Bourassa v. Imperial Tobacco Canada Limited, et al., Supreme Court of British Columbia, Victoria Registry, Canada, filed on or about June 25, 2010. Smoking and health class action.
McDermid v. Imperial Tobacco Canada Limited, et al., Supreme Court of British Columbia, Victoria Registry, Canada, filed on or about June 25, 2010. Smoking and health class action.
Attorney General of Newfoundland and Labrador v. Rothmans Inc., et al., Supreme Court of Newfoundland and Labrador, Trial Division, Canada, filed February 8, 2011. Health care cost recovery action.
Attorney General of Quebec v. Imperial Tobacco Canada Limited, et al., Superior Court of Quebec, Montreal District, Canada, filed June 8, 2012. Health care cost recovery action.
Her Majesty in Right of Alberta v. Altria Group, Inc., et al., Court of Queen’s Bench of Alberta, Judicial District of Calgary, Canada, filed June 8, 2012. Health care cost recovery action.
Her Majesty the Queen in the Right of Manitoba v. Rothmans, Benson & Hedges Inc., et al., Court of Queen’s Bench of Manitoba, Winnipeg Judicial Centre, Canada, filed May 31, 2012. Health care cost recovery action.
Her Majesty the Queen in Right of Saskatchewan v. Rothmans, Benson & Hedges Inc., et al., Court of Queen’s Bench of Saskatchewan, Judicial Centre of Saskatoon, Canada, filed on June 8, 2012. Health care cost recovery action.
Her Majesty in the Right of the Province of Prince Edward Island v. Rothmans, Benson & Hedges, Inc., et al., Supreme Court of Prince Edward Island, filed on September 10, 2012. Health care cost recovery action.
Her Majesty the Queen in Right of the Province of Nova Scotia v. Benson & Hedges, Inc., et al., Supreme Court of Nova Scotia, filed on January 2, 2015. Health care cost recovery action.
Jacklin v. Canadian Tobacco Manufacturers’ Council et al., Ontario Superior Court of Justice, Case No. 5379412, Ontario, Canada, filed on or about June 27, 2012. Smoking and health class action.
His Majesty the King in Right of the Province of British Columbia v. JUUL Labs, Inc., et al., Supreme Court of British Columbia, filed December 12, 2025. E-vapor health care cost recovery action.
See Note 18 for a discussion of these cases.
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